BEAR STEARNS MERCHANT BANKING TO ACQUIRE
              AEARO CORPORATION FROM VESTAR CAPITAL AND MANAGEMENT
   Aearo Management and Majority Shareholder Vestar to Retain Ownership Stakes

New York, New York - March 11, 2004 - Bear Stearns Merchant Banking, the private equity arm of Bear, Stearns & Co. Inc. (NYSE: BSC), has agreed to acquire Aearo Corporation - a global leader in the hearing, eye, face, head and respiratory protection segments of the personal protection equipment market and a leading producer of specialty composite materials for the transportation and precision electronics markets - for $385 million, including assumed debt of approximately $210 million.

Upon closing of the acquisition, expected in early April, Aearo's management team, led by Chairman, President, and Chief Executive Officer, Michael McLain, will make a substantial capital investment and will own approximately a quarter of the company's fully diluted common stock, including options. Vestar Capital and its affiliates intend to retain up to 10% of the company's stock at closing and will have the opportunity to invest additional equity in the future under certain circumstances.

"My team and I look forward to working with our new investors at Bear Stearns Merchant Banking and are pleased that our existing shareholders will have a continued interest in Aearo," McLain commented. "We plan to focus on our growth initiatives and on strategic acquisitions that will broaden our product line and our channel presence. This new partnership will enable us to continue to strengthen our leadership position in the personal protection equipment market."

Indianapolis-based Aearo has more than 1,500 employees worldwide. The company recorded net sales of $326.9 million for the twelve months ended December 31, 2003.

"Aearo is a leader in the growing and increasingly important global safety industry and we are pleased and excited to make this investment," said Douglas Korn, a senior managing director of Bear Stearns Merchant Banking. "Safety, in the workplace, in the home, and in government sectors is increasingly a focus of employers, individuals and agencies around the world. We look forward to supporting Aearo's terrific management team as they pursue a strategy of continued growth through industry-leading innovation as well as synergistic acquisitions." Vestar Managing Director Norman W. Alpert explained that his private equity firm is confident about the company's prospects. "Our eight-year investment in Aearo and partnership with Mike McLain and his team have been very successful from both a strategic and financial standpoint, and we are proud to have helped position the company as a leader and consolidator of the personal protection equipment market," Alpert said. "We are delighted with the company's new relationship with Bear Stearns Merchant Banking. Under their stewardship, we expect Aearo to take full advantage of the exciting growth and consolidation opportunities in the industry."

Aearo was advised by Deutsche Bank Securities Inc., which is also providing fully committed financing for the transaction through an affiliate. Aearo's legal advisors were Simpson Thacher & Bartlett LLP and Bingham McHale LLP. Bear Stearns Merchant Banking's legal advisors were O'Melveny & Myers LLP.

About Aearo  Corporation
Aearo Corporation is one of the leaders in the hearing, eye, face, head and respiratory protection segments of the personal protection equipment ("PPE") market worldwide. PPE encompasses all articles of equipment and clothing worn for the purpose of protecting against bodily injury, including safety eyewear and goggles, earmuffs and earplugs, respirators, hard hats, fall protection, gloves, safety clothing and safety shoes. The Company manufactures and sells hearing protection devices, communication headsets, prescription and non-prescription safety eyewear, face shields, reusable and disposable respirators, fall protection, hard hats and first aid kits, and specialty composites in more than 70 countries under its well-known brand names:
AOSafety(R), E-A-R(R), Peltor(R) and SafeWaze(TM). More information is available about Aearo at http://www.aearo.com

About Bear Stearns Merchant Banking
Bear Stearns Merchant Banking, the private equity arm of Bear, Stearns & Co. Inc., invests private equity capital in compelling leverage buyouts, recapitalizations and growth capital opportunities alongside superior management teams. Bear Stearns Merchant Banking is building its second investment portfolio, investing its current $1.5 billion institutional private equity fund. Since its inception in 1997, Bear Stearns Merchant Banking has been an investor in over 30 portfolio companies across a broad range of industries. Recent announced acquisitions include Sutton Place Group, CamelBak Products, Cavalry Investments, Vitamin Shoppe, New York & Company and Reddy Ice. More information about Bear Stearns Merchant Banking can be found at http://www.bsmb.com.

About Vestar Capital Partners
Vestar Capital Partners is a leading investment firm specializing in management buyouts, recapitalizations and growth capital investments. Vestar's investment strategy is targeted towards middle-market companies in the U.S. and Europe with valuations in the $200 million to $2 billion range. Since the firm's founding in 1988, Vestar has completed over forty-five investments in companies with a total value exceeding $14 billion. These companies have varied in size and geography and span a broad range of industries. Vestar's current portfolio of 22 companies includes among other investments, Birds Eye Foods, FL Selenia, Solo Cup, St. John Knits, Sunrise Medical, Valor Telcom and SAB WABCO. Vestar currently manages funds totaling approximately $4 billion and has offices in New York City, Denver, Paris and Milan. More information about Vestar is available at http://www.vestarcapital.com.



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